FUND OF FUNDS INVESTMENT AGREEMENT

This FUND OF FUNDS INVESTMENT AGREEMENT (the “Agreement”), dated as of January 19, 2022, is between each fund listed on Exhibit A (each an “Acquiring Fund”), and each fund listed on Exhibit B (each an “Acquired Fund” and, together with the Acquiring Funds, the “Funds”).

WHEREAS, each Acquiring Fund is either a series of an open-end management investment company or a closed-end management investment company registered with the U.S. Securities and Exchange Commission under the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS, each Acquired Fund is a closed-end management investment company registered with the U.S. Securities and Exchange Commission under the 1940 Act;

WHEREAS, Sections 12(d)(1) and 60 of the 1940 Act generally limit the ability of a registered investment company or business development company to invest in shares of another registered investment company or business development company;

WHEREAS, Rule 12d1-4 under the 1940 Act generally permits a registered investment company or business development company to invest in shares of another registered investment company or business development company in excess of the limitations under Sections 12(d)(1) and 60 subject to certain terms and conditions; and

WHEREAS, the Acquiring Funds, from time to time, may wish to acquire shares of the Acquired Fund in excess of the limitations under Sections 12(d)(1) and 60 in reliance on Rule 12d1-4.

NOW, THEREFORE, in consideration of the potential benefits to the Funds arising out of the investment by an Acquiring Fund in an Acquired Fund, the Funds agree as follows:

1.	Representations and Obligations of an Acquired Fund

Each Acquired Fund agrees to:

(a)        comply with the terms and conditions of Rule 12d1-4 and this Agreement;

(b)        promptly notify the Acquiring Funds if the Acquired Fund fails to comply with the terms and conditions of Rule 12d1-4 or this Agreement;

(c)        adopt policies and procedures reasonably designed to prevent violations of Rule 12d1-4; and

(d)        provide, subject to applicable law, the Acquiring Fund and its investment adviser (and, if applicable, subadviser) with information reasonably requested by the Acquiring Fund and its investment adviser (and, if applicable, subadviser) to comply with the terms and conditions of Rule 12d1-4, including information on the fees and expenses of the Acquired Fund.

2.	Representations and Obligations of an Acquiring Fund

(a)	An Acquiring Fund and its advisory group (as such term is defined in the Rule), in the aggregate, may not acquire more than 5% of the total outstanding shares of an Acquired Fund without the prior written authorization of an officer of the Acquired Fund;

(b)	An Acquiring Fund and its advisory group (as such term is defined in the Rule), in the aggregate, may not acquire more than 10% of the total outstanding shares of an Acquired Fund;

(c)	Upon a reasonable request by an Acquired Fund, the Acquiring Fund will use reasonable efforts to provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund; The Acquired Fund acknowledges and agrees that any summary information provided pursuant to the foregoing is not a commitment to purchase the Acquired Fund shares in any amount, nor a limitation thereof, and constitutes an estimate that may differ materially from the amount, timing and manner in which the Acquiring Fund may acquire shares of the Acquired Fund, if at all.

(d)	Each Acquiring Fund agrees to comply with the terms and conditions of Rule 12d1-4 and this Agreement;

(e)        Each Acquiring Fund agrees to promptly notify the Acquired Funds if the Acquiring Fund fails to comply with the terms and conditions of Rule 12d1-4 or this Agreement; and

(f)	Each Acquiring Fund agrees to adopt policies and procedures reasonably designed to prevent violations of Rule 12d1-4.

3.	Condition to Initial Purchase in Reliance on Rule 12d1-4

Each Acquiring Fund and the Acquired Fund agree that, prior to the initial acquisition by the Acquiring Fund of shares of the Acquired Fund in reliance on Rule 12d1-4, the investment adviser (or, if applicable, subadviser) to each of the Acquiring Fund and the Acquired Fund must make in writing the findings required by Rule 12d1-4.

4.	Indemnification

(a)        Each Acquiring Fund, severally and not jointly, agrees to hold harmless, indemnify and defend the Acquired Fund, including any principals, directors or trustees, officers, employees and agents (“Acquired Fund Agents”), against and from any and all losses, costs, expenses or liabilities incurred by or claims or actions (“Claims”) asserted against the Acquired Fund, including any Acquired Fund Agents, to the extent such Claims result from: (i) a violation of any provision of this Agreement or (ii) a violation of the terms and conditions of Rule 12d1-4, in each case by the Acquiring Fund, its principals, directors or trustees, officers, employees, agents, advisers or if applicable, subadvisers.

(b)        Each Acquired Fund, severally and not jointly, agrees to hold harmless, indemnify and defend the Acquiring Fund, including any principals, directors or trustees, officers, employees and agents (“Acquiring Fund Agents”), against and from any and all Claims asserted against the Acquiring Fund, including any Acquiring Fund Agents, to the extent such Claims result from: (i) a violation of any provision of this Agreement or (ii) a violation of the terms and conditions of Rule 12d1-4, in each case by the Acquired Fund, its principals, directors or trustees, officers, employees, agents, advisers or if applicable, subadvisers.

(c)        Any indemnification pursuant to this Section shall include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending the applicable Claims. This Section shall survive any termination of this Agreement.

(d)        In any action involving the Acquiring Funds under this Agreement, each Acquired Fund agrees to look solely to the individual Acquiring Fund(s) that is/are involved in the matter in controversy and not to any other Acquiring Fund or series of the Acquiring Fund.

(e)        In any action involving the Acquired Funds under this Agreement, each Acquiring Fund agrees to look solely to the individual Acquired Fund(s) that is/are involved in the matter in controversy and not to any other Acquired Fund or series of the Acquiring Fund.

5.	Notices

Except as otherwise noted, all notices, including all information that either party is required to provide under the terms of this Agreement, shall be in writing and shall be delivered to the contact identified below (which may be changed from time to time upon written notice to the other party) by (i) Federal Express or other comparable overnight courier; (ii) registered or certified mail, postage prepaid, return receipt requested; (iii) facsimile with confirmation during normal business hours; or (iv) e-mail (to all parties set forth below). All notices, demands or requests so given will be deemed given when actually received.

If to the Acquiring Funds:

Marc Collins

General Counsel

RiverNorth Capital Management, LLC

325 N. LaSalle St., Suite 645

Chicago, Illinois 60654

If to the Acquired Funds:

Micheline Faver

Voya Investment Management

7337 E. Doubletree Ranch Road, Suite 100

Micheline.Faver@voya.com

6.	Termination and Governing Law

(a)        This Agreement will continue with respect to each Acquiring Fund or Acquired Fund until terminated in writing by a party upon 30 days’ notice to the other party. In the event of the termination or dissolution of a Acquiring Fund or Acquired Fund, this Agreement shall be terminated as to that Acquiring Fund or Acquired Fund, as applicable, and shall continue with respect to the non-terminating or non-dissolving Acquiring Fund(s) or Acquired Fund(s).

(b)        Upon termination of this Agreement, the Acquiring Fund(s) may not purchase additional shares of the terminated Acquired Fund(s) beyond the Section 12(d)(1)(A) limits in reliance on the Rule. While the terms of the Agreement shall only be applicable to investments in Acquired Fund(s) made in reliance on the Rule, as interpreted or modified by the SEC or its staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 6(a).

(c)        This Agreement will be governed by laws of Illinois without regard to choice of law principles.

7.	Miscellaneous

(a)        This Agreement may not be assigned by either party without the prior written consent of the other. In the event either party assigns this Agreement to a third party as provided in this Section, such third party shall be bound by the terms and conditions of this Agreement applicable to the assigning party. Any assignment in contravention of this Section shall be null and void.

(b)        Except as expressly set forth herein, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

(c)        Additional Funds. Certain closed-end and open-end investment companies (or series thereof) advised by the same adviser as the Acquiring Funds or the same adviser as the Acquired Funds, or any investment adviser controlling, controlled by or under common control with the adviser of the Acquiring Funds or adviser of the Acquired Funds (each, an “Additional Acquiring Fund” or “Additional Acquired Fund” as determined by context of the relevant investment company, and generally, an “Additional Fund”) may desire to be included under this Agreement. In such event, (1) an Additional Acquiring Fund may notify the Acquired Funds in writing, or (2) an Additional Acquired Fund may notify the Acquiring Funds in writing of this desire. If the adviser of the other party agrees in writing, such Additional Fund shall hereunder be deemed to be included as a party to this Agreement and, as applicable, either Exhibit A shall be amended to include the Additional Acquiring Fund or Exhibit B shall be amended to include the Additional Acquired Fund. All writings or notices provided in accordance with the notice provision of Section 5 will be deemed acceptable to fulfil the requirements of this Section 7(c).

(d)        No amendment, modification, or supplement of any provision of this Agreement will be valid or effective unless made in writing in the manner provided by Section 5 and signed by a duly authorized representative of each party.

(e)        This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Agreement shall become binding when any two or more counterparts thereof, individually or taken together, bear the signatures of both parties hereto. For purposes hereof, an electronic copy of this Agreement, including the signature pages hereto, shall be deemed an original.

(f)        If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force and effect, if the essential terms and conditions of this Agreement for both parties remain valid, legal and enforceable.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

RiverNorth Core Opportunity Fund, a series of RiverNorth Funds

RiverNorth/DoubleLine Strategic Income Fund, a series of RiverNorth Funds

RiverNorth/Oaktree High Income Fund, a series of RiverNorth Funds

RiverNorth/DoubleLine Strategic Opportunity Fund, Inc.

RiverNorth Specialty Finance Corporation

RiverNorth Opportunistic Municipal Income Fund, Inc.

RiverNorth Managed Duration Municipal Income Fund, Inc.

RiverNorth Managed Duration Municipal Income Fund II, Inc.

RiverNorth Flexible Municipal Income Fund, Inc.

RiverNorth Flexible Municipal Income Fund II, Inc.

RiverNorth Capital Partners, LP

RiverNorth Institutional Partners, LP

/s/ Marcus L. Collins

Print Name: Marcus L. Collins

Title: Secretary and Chief Compliance Officer of the Acquiring Funds

ACQUIRED FUNDS, on behalf of the Acquired Funds listed on Exhibit B

/s/ Micheline S. Faver

Print Name: Micheline S. Faver

Title: Senior Vice President of the Acquired Funds

Exhibit A - Acquiring Funds

RiverNorth Core Opportunity Fund, a series of RiverNorth Funds

RiverNorth/DoubleLine Strategic Income Fund, a series of RiverNorth Funds

RiverNorth/Oaktree High Income Fund, a series of RiverNorth Funds

RiverNorth/DoubleLine Strategic Opportunity Fund, Inc.

RiverNorth Specialty Finance Corporation

RiverNorth Opportunistic Municipal Income Fund, Inc.

RiverNorth Managed Duration Municipal Income Fund, Inc.

RiverNorth Managed Duration Municipal Income Fund II, Inc.

RiverNorth Flexible Municipal Income Fund, Inc.

RiverNorth Flexible Municipal Income Fund II, Inc.

RiverNorth Capital Partners, LP

RiverNorth Institutional Partners, LP

Exhibit B – Acquired Funds

●	Voya Asia Pacific High Dividend Equity Income Fund

●	Voya Emerging Markets High Dividend Equity Fund

●	Voya Global Advantage and Premium Opportunity Fund

●	Voya Global Equity Dividend and Premium Opportunity Fund

●	Voya Infrastructure, Industrials and Materials Fund